5 Year Autocallable Securities Linked to the Worst of SX5E and RTY
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The EURO STOXX 50® Index (ticker: “SX5E”) and the Russell 2000® Index (ticker: “RTY”)
Pricing date:	August 16, 2024
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	August 16, 2029
Maturity date:	August 21, 2029
Final barrier value:	For each underlying, 75.00% of its initial underlying value
Automatic early redemption:
If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	10.35% per annum
CUSIP / ISIN:	17332MUH5 / US17332MUH59
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):
•
If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value:
$1,000 + the premium applicable to the final valuation date
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If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value but greater than or equal to its final barrier value:
$1,000
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If the final underlying value of the worst performer is less than its final barrier value:
$1,000 + ($1,000 × the underlying return of the worst performer on the final valuation date)
If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated July 30, 2024

Hypothetical Interim Payment per Security
Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
August 19, 2025	10.35%	$1,103.50
September 16, 2025	11.2125%	$1,112.125
October 16, 2025	12.075%	$1,120.75
November 17, 2025	12.9375%	$1,129.375
December 16, 2025	13.80%	$1,138.00
January 16, 2026	14.6625%	$1,146.625
February 17, 2026	15.525%	$1,155.25
March 16, 2026	16.3875%	$1,163.875
April 16, 2026	17.25%	$1,172.50
May 18, 2026	18.1125%	$1,181.125
June 16, 2026	18.975%	$1,189.75
July 16, 2026	19.8375%	$1,198.375
August 17, 2026	20.70%	$1,207.00
September 16, 2026	21.5625%	$1,215.625
October 16, 2026	22.425%	$1,224.25
November 16, 2026	23.2875%	$1,232.875
December 16, 2026	24.15%	$1,241.50
January 19, 2027	25.0125%	$1,250.125
February 16, 2027	25.875%	$1,258.75
March 16, 2027	26.7375%	$1,267.375
April 16, 2027	27.60%	$1,276.00
May 17, 2027	28.4625%	$1,284.625
June 16, 2027	29.325%	$1,293.25
July 16, 2027	30.1875%	$1,301.875
August 16, 2027	31.05%	$1,310.50
September 16, 2027	31.9125%	$1,319.125
October 18, 2027	32.775%	$1,327.75
November 16, 2027	33.6375%	$1,336.375
December 16, 2027	34.50%	$1,345.00
January 18, 2028	35.3625%	$1,353.625
Hypothetical Payment at Maturity per Security
Assumes the securities have not been automatically redeemed prior to maturity.
Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,517.50
50.00%	$1,517.50
25.00%	$1,517.50
0.00%	$1,517.50
-0.01%	$1,000.00
-25.00%	$1,000.00
-25.01%	$749.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

Selected Risk Considerations	Additional Information
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You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
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Your potential return on the securities is limited.
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The securities do not pay interest.
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The securities are subject to heightened risk because they have multiple underlyings.
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The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
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You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.
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You will not receive dividends or have any other rights with respect to the underlyings.
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The securities may be automatically redeemed prior to maturity.
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The securities offer downside exposure, but no upside exposure, to the underlyings.
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The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The Russell 2000® Index is subject to risks associated with small capitalization stocks.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.